GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS SECOND QUARTER 2020 RESULTS

•Sales of $3.8 Billion, Down 14.2%; Excluding Divestitures, Down 10.1%, Impacted by the COVID-19 Pandemic
•Diluted Net Loss per Share from Continuing Operations $2.52
•Diluted Adjusted EPS from Continuing Operations $1.32
•Strengthened Balance Sheet, Enhanced Liquidity and Strong Cash Flows
•As Previously Announced, Sold S.P. Richards' U.S. Operations and The Safety Zone and Impact Products Operations, Marking a Significant Step in Portfolio Optimization

Atlanta, Georgia, July 30, 2020 -- Genuine Parts Company (NYSE: GPC) announced today its results for the second quarter and six months ended June 30, 2020. For the periods presented, the Company's Business Products segment, sold on June 30, 2020, has been classified as Discontinued Operations.

The second quarter's sales environment was pressured by the unprecedented global COVID-19 pandemic. Broad shelter-in-place restrictions, full lockdowns and other measures significantly slowed mobility and overall economic activity, contributing to a significant sales decline in April. While Industrial segment sales remained pressured throughout the quarter, the Automotive Group had a stronger recovery in May and June led by sales volumes in Europe and Australasia that returned to pre-COVID-19 levels.

“We are aggressively managing our company's operations through the challenges of COVID-19, both by managing the short-term dynamics and impacts and staying focused on our long-term growth initiatives," said Paul Donahue, Chairman and Chief Executive Officer of Genuine Parts Company.

Second Quarter 2020 Results

Sales from continuing operations were $3.8 billion, a 14.2% decrease compared to $4.5 billion in the same period of the prior year. The decrease in sales is attributable to a 13.7% decline in comparable sales, a 4.1% impact from divestitures and a 0.6% net impact of foreign currency and other. These items were partially offset by a 4.2% benefit from acquisitions. Excluding divestitures, net sales from continuing operations were down 10.1% in the second quarter(1).

The net loss from continuing operations was $363.5 million, or a diluted loss per share of $2.52, primarily driven by a non-cash goodwill impairment charge related to our European operations. This compares to net income from continuing operations of $209.5 million, or $1.43 per diluted share in the prior year
(Cont.)

period. Excluding the impact of goodwill impairment, restructuring, transaction and other costs and income, the Company's adjusted net income from continuing operations was $190.5 million, compared to $215.4 million a year ago. On a per share diluted basis, adjusted net income from continuing operations was $1.32, a decrease of 10.2% compared to $1.47 per diluted share last year(1).

Mr. Donahue stated, “Working as a team, we have executed through the pandemic with speed and agility, which is evident in our second quarter results. Our financial performance was highlighted by improving sales trends in automotive, continued gross margin expansion, transformative cost actions that generated significant savings, operating margin expansion, a stronger, more flexible balance sheet and strong cash flows. We are also pleased to have completed the sale of our S.P. Richards’ U.S. operations and The Safety Zone and Impact Products operations, marking a significant step toward fully optimizing our portfolio and further advancing our strategy to grow our higher-margin automotive and industrial businesses.”

Second Quarter 2020 Segment Highlights

Automotive Parts Group

Sales for the Automotive Group were $2.5 billion in the second quarter, down 10.1% from 2019 and representing 65% of total company revenues. The decline consisted of an approximate 12.6% decrease in comparable sales and a 0.7% net impact of unfavorable foreign currency and other. These items were partially offset by a 3.2% benefit from acquisitions. Segment profit of $219 million was down 4.3%, with profit margin at 8.8%, up 60 basis points from 2019.

Industrial Parts Group

Sales for the Industrial Parts Group were $1.3 billion, down 21.1%, or down 10.2% excluding the EIS divestiture, and representing 35% of total company revenues. The decrease in sales excluding divestitures reflects an approximate 16.7% decrease in comparable sales and a slightly unfavorable foreign currency impact, offset by a 6.7% benefit from acquisitions. Segment profit of $109 million was down 20% from 2019, or down 9.8% excluding EIS, and profit margin was flat year over year at 8.2%.

Six Months 2020 Results

Sales from continuing operations for the six months ended June 20, 2020 were $7.9 billion, a 9.2% decrease as compared to $8.7 billion for the same period in 2019. Excluding divestitures, net sales from continuing operations were down 4.7% for the six months. The net loss from continuing operations for the six months was $241.2 million, or a loss of $1.67 per diluted share. Excluding items which impact comparability with prior periods as noted above, the Company's adjusted net income from continuing operations was $307.3 million, or $2.12 per diluted share(1).

Balance Sheet Cash Flow and Capital Allocation

The Company generated cash flow from operations of $921 million during the first half of 2020, a significant increase from the prior year, driven primarily by entering into an agreement to sell accounts receivable which provided $500 million of operating cash flows and the effective management of our working capital. Capital expenditures during the first half of 2020 were $74 million, a decrease of 27% compared to the prior year, driven by the Company's efforts to reduce non-essential capital expenditures as a result of COVID-19. Proceeds from the sale of S.P Richards of approximately $400 million were used to pay down debt and further strengthen our cash position.

(1) Adjusted net income, adjusted diluted net income per common share and sales excluding divestitures are non-GAAP financial measures. Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

(Cont.)

The Company returned $321 million to shareholders during the first half of 2020, including $225 million in the form of quarterly dividends and $96 million in share repurchases. As previously announced, the Company decided to pause its share repurchase program and curtail any material acquisition activities until there is greater visibility into the macro environment. Given the current economic conditions, and out of an abundance of caution, the Company remains focused on maintaining liquidity and maximizing cash flow.

Net debt (debt maturities less cash and cash equivalents) at the end of the quarter was approximately $2.2 billion, and the Company has available liquidity of approximately $2.6 billion, inclusive of approximately $1.0 billion in cash on hand. The Company reduced debt by $400 million and strengthened its cash position during the quarter and is in compliance with all its debt covenants as of the quarter-end.

Mr. Donahue concluded, “We move forward as a streamlined organization focused on our automotive and industrial operations and with a well-defined strategic framework intended to maximize growth and value creation for all stakeholders. Despite the economic uncertainty, future impact of COVID-19 and the pace of recovery, GPC stands well-positioned and prepared for the various scenarios that may evolve over the near term, and we look forward to executing our strategic plans into 2021."

2020 Outlook

On April 6, 2020, the Company withdrew its full-year 2020 guidance due to the economic uncertainty relating to the rapidly evolving COVID-19 pandemic and the limited visibility on the impacts to our businesses. We will not be providing annual guidance updates until macro-economic conditions stabilize.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include changes in sales excluding divestitures, adjusted net (loss) income from continuing operations and adjusted diluted net (loss) income from continuing operations per common share to account for the impact of these adjustments. The Company believes that the presentation of changes in sales excluding divestitures, adjusted net (loss) income from continuing operations and adjusted diluted net (loss) income from continuing operations per common share, which are not calculated in accordance with GAAP, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the Company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with the Company’s core operations. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. The Company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, divestitures and foreign currency. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the
(1) Adjusted net (loss) income from continuing operations, adjusted diluted net (loss) income from continuing operations per common share and sales excluding divestitures are non-GAAP financial measures. Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.
(Cont.)

Company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Daily Sales

Daily sales is a key metric that represents the amounts invoiced to the Company's customers each day. Daily sales do not represent GAAP-based sales because, among other things, invoices are not always generated at the same time goods and services are delivered to customers and the amounts do not include adjustments for estimates of returns, rebates or other forms of variable consideration. Management uses this metric to monitor demand trends at each of its subsidiaries throughout each month for the purposes of monitoring performance against forecasts and to make operational decisions. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the Company’s ongoing operations. The calculation of this metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on the Company’s website at http://genuineparts.investorroom.com. The call is also available by dialing 877-407-0789, conference ID 13706045. A replay will also be available on the Company’s website or at 844-512-2921, conference ID 13706045, two hours after the completion of the call until 12:00 a.m. Eastern time on August 13, 2020.

About Genuine Parts Company

Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive replacement parts and industrial parts. The Company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628; sid_jones@genpt.com

Forward Looking Statements

Some statements in this press release and the related conference call, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Senior officers may also make
(Cont.)

verbal statements, including during today’s conference call, to analysts, investors, the media and others that are forward-looking. These forward-looking statements include, without limitation, our expected ability to operate and protect our workforce during the COVID-19 pandemic, our strategy to grow our higher-margin automotive and industrial businesses, the execution and effect of our cost savings initiatives, our efforts and initiatives to help us emerge from the pandemic well-positioned, our ongoing efforts to maintain compliance and flexibility under our debt covenants, our liquidity position and actions to maximize cash flow to continue to operate during these highly uncertain times and plans for future cost savings.

The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the extent and duration of the disruption to our business operations caused by the global health crisis associated with the COVID-19 outbreak, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; the Company's ability to maintain compliance with its debt covenants; the Company's ability to successfully integrate acquired businesses into the Company and to realize the anticipated synergies and benefits; the Company's ability to successfully divest businesses; the Company's ability to successfully implement its business initiatives in its two business segments; slowing demand for the Company's products; the ability to maintain favorable supplier arrangements and relationships; disruptions in our suppliers' operations, including the impact of COVID-19 on our suppliers as well as our supply chain; changes in national and international legislation or government regulations or policies, including changes to import tariffs, short term government subsidies, and the unpredictability of such changes and their impact to the Company and its suppliers and customers, data security policies and requirements as well as privacy legislation; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation and the United Kingdom's exit from the European Union, commonly known as Brexit, and the unpredictability of the impact following such exit from the European Union; changes in tax policies; volatile exchange rates; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company's information systems, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2019, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and Item 1A, risk factors (all of which risks may be amplified by the COVID-19 outbreak) and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$3,823,227	$4,457,931	$7,915,753	$8,717,060
Cost of goods sold	2,532,740	2,975,227	5,237,088	5,841,558
Gross profit	1,290,487	1,482,704	2,678,665	2,875,502
Operating expenses:
Selling, administrative and other expenses	971,589	1,127,296	2,114,286	2,238,715
Depreciation and amortization	66,733	62,684	133,987	121,301
Provision for doubtful accounts	11,300	5,513	17,819	9,238
Restructuring costs	25,059	—	28,041	—
Goodwill impairment charge	506,721	—	506,721	—
Total operating expenses	1,581,402	1,195,493	2,800,854	2,369,254
Non-operating (income) expenses:
Interest expense	25,465	23,262	46,430	47,116
Other	(11,944)	(18,250)	(24,776)	(15,082)
Total non-operating (income) expenses	13,521	5,012	21,654	32,034
(Loss) income before income taxes	(304,436)	282,199	(143,843)	474,214
Income taxes	59,065	72,680	97,312	119,011
Net (loss) income from continuing operations	(363,501)	209,519	(241,155)	355,203
Net (loss) income from discontinued operations	(200,871)	14,911	(186,682)	29,477
Net (loss) income	$(564,372)	$224,430	$(427,837)	$384,680
Dividends declared per common share	$0.7900	$0.7625	$1.5800	$1.5250
Basic (loss) earnings per share from continuing operations	$(2.52)	$1.43	$(1.67)	$2.43
Diluted (loss) earnings per share from continuing operations	$(2.52)	$1.43	$(1.67)	$2.42
Weighted average common shares outstanding	144,262	146,075	144,657	146,029
Dilutive effect of stock options and non-vested restricted stock awards	—	661	—	684
Weighted average common shares outstanding – assuming dilution	144,262	146,736	144,657	146,713

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Net sales:
Automotive	$2,495,799	$2,776,210	$5,078,484	$5,399,916
Industrial	1,327,428	1,681,721	2,837,269	3,317,144
Total net sales	$3,823,227	$4,457,931	$7,915,753	$8,717,060
Segment profit:
Automotive	$218,906	$228,736	$361,484	$408,304
Industrial	108,928	136,334	222,861	257,362
Total segment profit	327,834	365,070	584,345	665,666
Interest expense, net	(24,876)	(22,586)	(44,744)	(45,603)
Intangible asset amortization	(23,256)	(22,604)	(45,996)	(43,875)
Corporate expense	(28,613)	(33,573)	(83,674)	(64,752)
Other unallocated costs (1)	(555,525)	(4,108)	(553,774)	(37,222)
(Loss) income before income taxes from continuing operations	$(304,436)	$282,199	$(143,843)	$474,214

(1) The following table presents a summary of the other unallocated costs:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Other unallocated costs:
Goodwill impairment charge	$(506,721)	$—	$(506,721)	$—
Restructuring costs	(25,059)	—	(28,041)	—
Realized currency loss	(11,356)	—	(11,356)	(27,037)
Gain on insurance proceeds related to SPR Fire	1,166	—	13,448	—
Transaction and other costs	(13,555)	(4,108)	(21,104)	(10,185)
Total other unallocated costs	$(555,525)	$(4,108)	$(553,774)	$(37,222)
(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	June 30, 2020	June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$983,759	$562,551
Trade accounts receivable, less allowance for doubtful accounts (2020 – $42,139; 2019 – $27,295)	1,823,357	2,595,035
Merchandise inventories, net	3,351,751	3,384,044
Prepaid expenses and other current assets	1,132,461	911,623
Current assets of discontinued operations	—	731,417
Total current assets	7,291,328	8,184,670
Goodwill	1,771,835	2,247,354
Other intangible assets, less accumulated amortization	1,422,680	1,436,724
Deferred tax assets	76,154	34,097
Property, plant and equipment, less accumulated depreciation (2020 – $1,275,388; 2019 – $1,248,386)	1,133,990	1,056,862
Operating lease assets	997,146	887,007
Other assets	570,829	482,440
Noncurrent assets of discontinued operations	—	310,318
Total assets	$13,263,962	$14,639,472

Liabilities and equity
Current liabilities:
Trade accounts payable	$3,745,031	$3,881,404
Current portion of debt	489,028	1,011,334
Dividends payable	113,968	111,380
Other current liabilities	1,620,703	1,256,087
Current liabilities of discontinued operations	—	238,023
Total current liabilities	5,968,730	6,498,228
Long-term debt	2,727,929	2,871,106
Operating lease liabilities	756,346	662,727
Pension and other post–retirement benefit liabilities	249,649	208,008
Deferred tax liabilities	210,003	212,308
Other long-term liabilities	480,417	437,165
Noncurrent liabilities of discontinued operations	—	61,955
Equity:
Preferred stock, par value – $1 per share; authorized – 10,000,000 shares; none issued	—	—
Common stock, par value – $1 per share; authorized – 450,000,000 shares; issued and outstanding – 2020 – 144,264,189 shares; 2019 – 146,078,369 shares	144,264	146,078
Additional paid-in capital	107,819	83,949
Retained earnings	3,809,564	4,630,480
Accumulated other comprehensive loss	(1,212,372)	(1,195,179)
Total parent equity	2,849,275	3,665,328
Noncontrolling interests in subsidiaries	21,613	22,647
Total equity	2,870,888	3,687,975
Total liabilities and equity	$13,263,962	14,639,472

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2020	2019
Operating activities:
Net (loss) income	$(427,837)	$384,680
Net (loss) income from discontinued operations	(186,682)	29,477
Net (loss) income from continuing operations	(241,155)	355,203
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	133,987	121,301
Share-based compensation	9,854	11,407
Excess tax benefits from share-based compensation	162	(3,986)
Realized currency losses	11,356	27,037
Goodwill impairment charge	506,721	—
Changes in operating assets and liabilities	499,795	(262,997)
Net cash provided by operating activities from continuing operations	920,720	247,965
Investing activities:
Purchases of property, plant and equipment	(74,358)	(102,180)
Proceeds from sale of property, plant and equipment	6,838	8,888
Proceeds from divestitures of businesses	382,737	12,028
Acquisitions of businesses and other investing activities	(15,393)	(378,237)
Net cash provided by (used in) investing activities from continuing operations	299,824	(459,501)
Financing activities:
Proceeds from debt	1,885,109	2,973,236
Payments on debt	(2,082,271)	(2,359,975)
Share-based awards exercised	(790)	(7,371)
Dividends paid	(225,327)	(216,724)
Purchases of stock	(95,719)	—
Other financing activities	(8,357)	—
Net cash (used in) provided by financing activities from continuing operations	(527,355)	389,166
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations	31,668	53,410
Net cash used in investing activities from discontinued operations	(11,131)	(4,497)
Net cash provided by financing activities from discontinued operations	—	—
Net cash provided by discontinued operations	20,537	48,913
Effect of exchange rate changes on cash and cash equivalents	(6,959)	2,461
Net increase in cash and cash equivalents	706,767	229,004
Cash and cash equivalents at beginning of period	276,992	333,547
Cash and cash equivalents at end of period	$983,759	$562,551

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME FROM CONTINUING OPERATIONS AND GAAP DILUTED NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE TO ADJUSTED DILUTED NET (LOSS) INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
GAAP net (loss) income from continuing operations	$(363,501)	$209,519	$(241,155)	$355,203

Adjustments:
Goodwill impairment charge (1)	506,721	—	506,721	—
Restructuring costs (2)	25,059	—	28,041	—
Realized currency loss (3)	11,356	—	11,356	27,037
Gain on insurance proceeds related to SPR Fire (4)	(1,166)	—	(13,448)	—
Transaction and other costs (5)	13,555	4,108	21,104	10,185
Total adjustments	555,525	4,108	553,774	37,222
Tax impact of adjustments	(1,500)	1,769	(5,310)	(5,140)
Adjusted net income from continuing operations	$190,524	$215,396	$307,309	$387,285

The table below represent amounts per common share assuming dilution:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2020	2019	2020	2019
GAAP net (loss) income from continuing operations	$(2.52)	$1.43	$(1.67)	$2.42

Adjustments:
Goodwill impairment charge (1)	3.51	—	3.50	—
Restructuring costs (2)	0.17	—	0.19	—
Realized currency loss (3)	0.08	—	0.08	0.18
Gain on insurance proceeds related to SPR Fire (4)	(0.01)	—	(0.09)	—
Transaction and other costs (5)	0.10	0.03	0.15	0.07
Total adjustments	3.85	0.03	3.83	0.25
Tax impact of adjustments	(0.01)	0.01	(0.04)	(0.04)
Adjusted diluted net income from continuing operations per common share	$1.32	$1.47	$2.12	$2.63
Weighted average common shares outstanding – assuming dilution	144,262	146,736	144,657	146,713

(Cont.)

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of income.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Cost of goods sold	$12,891	$2,960	$12,891	$2,960
Selling, administrative and other expenses	663	1,148	8,213	7,225
Goodwill impairment charge	506,721	—	506,721	—
Restructuring costs	25,059	—	28,041	—
Non-operating (income): Other	10,191	—	(2,092)	27,037
Total adjustments	$555,525	$4,108	$553,774	$37,222

(1) Adjustment reflects the second quarter goodwill impairment charge related to our European reporting unit.
(2) Adjustment reflects restructuring costs related to the ongoing execution of the 2019 Cost Savings Plan announced in the fourth quarter of 2019. The costs are primarily associated with severance and other employee costs, including a voluntary retirement program, and facility and closure costs related to the consolidation of operations.
(3) Adjustment reflects realized currency losses related to divestitures.
(4) Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs related to the S.P. Richards Headquarters and Distribution Center.
(5) Adjustment reflects (i) $2.5 million and $8.5 million of incremental costs associated with COVID-19 for the three and six months ended June 30, 2020, respectively, and (ii) costs associated with certain divestitures. COVID-19 related costs include incremental costs incurred relating to fees to cancel marketing events and increased cleaning and sanitization materials, among other things.

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF CHANGES IN GAAP TOTAL NET SALES TO NET SALES EXCLUDING DIVESTITURES
(UNAUDITED)

	Three Months Ended June 30, 2020
	GAAP Total Net Sales	Divestitures	Net Sales Excluding Divestitures
Automotive	(10.1)%	—%	(10.1)%
Industrial	(21.1)%	(10.9)%	(10.2)%
Total Net Sales	(14.2)%	(4.1)%	(10.1)%

	Six Months Ended June 30, 2020
	GAAP Total Net Sales	Divestitures	Net Sales Excluding Divestitures
Automotive	(6.0)%	(0.3)%	(5.7)%
Industrial	(14.5)%	(11.7)%	(2.8)%
Total Net Sales	(9.2)%	(4.5)%	(4.7)%

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended June 30, 2020
	Comparable Sales	Acquisitions	Divestitures	Foreign Currency	Other	GAAP Total Net Sales
Automotive	(12.6)%	3.2%	—%	(1.2)%	0.5%	(10.1)%
Industrial	(16.7)%	6.7%	(10.9)%	(0.2)%	—%	(21.1)%
Total Net Sales	(13.7)%	4.2%	(4.1)%	(0.9)%	0.3%	(14.2)%

	Six Months Ended June 30, 2020
	Comparable Sales	Acquisitions	Divestitures	Foreign Currency	Other	GAAP Total Net Sales
Automotive	(8.9)%	4.2%	(0.3)%	(1.5)%	0.5%	(6.0)%
Industrial	(9.9)%	7.2%	(11.7)%	(0.1)%	—%	(14.5)%
Total Net Sales	(9.0)%	5.0%	(4.5)%	(1.0)%	0.3%	(9.2)%